Exhibit 10.5

Retention Bonus Agreement

FIRST NAME LAST NAME

STREET ADDRESS

CITY, STATE ZIP

Dear FIRST NAME,

Verra Mobility Corporation (the “Company”) is pleased to offer you a retention bonus pursuant to the terms of this Retention Bonus Agreement (the “Agreement”). As a material inducement to the Company to grant you this Retention Bonus, you agree to the following terms and conditions.

1.
Retention Bonus. Subject to your continued employment with the Company or an affiliate through each vesting date set forth herein (each such date, a “Retention Date”) you will be entitled to receive a payment in the gross amount equal to $[●] (the “Retention Bonus”). The Retention Bonus will vest and become payable in two equal installments of 50% on each of the first two anniversaries of June [●], 2026, in each case, subject to Section 3. Each vested installment of the Retention Bonus will be paid in a lump sum cash payment on, or as soon as administratively practicable following, the applicable Retention Date and in all events within sixty (60) days following the applicable Retention Date, subject to Sections 3 and 4 below.

2.
Tax Withholding. The Company may withhold from the Retention Bonus payable to you such federal, state, and local taxes as the Company determines are required to be withheld pursuant to any applicable law or regulation. Any amounts so withheld shall be considered paid.

3.
Termination.

a.
Termination without Cause. Prior to June [●], 2028, if your employment with the Company and all parent or subsidiary corporations of the Company and all of its affiliates is terminated by the Company (or its successor) for any reason other than Cause (as defined in the Company’s Amended and Restated 2018 Equity Incentive Plan, as amended from time to time (the “2018 Plan”)), your death or your Disability (as defined in the 2018 Plan) (any such termination, a “Qualifying Termination”), any unvested portion of the Retention Bonus shall vest and be paid to you in accordance with Section 3(d).

b.
Other Terminations. If your employment is terminated other than as a result of a Qualifying Termination, you will not be entitled to any payment with respect to the termination, and you will forfeit all unvested portions of the Retention Bonus.

c.
Release. Any payment due under Section 3(a) will be made in a lump sum cash payment within sixty (60) days following your Qualifying Termination. In all cases, payment is subject to your timely execution and non-revocation of a general release of claims and separation agreement in the form provided by the Company (the “Release”). The Release must become effective and irrevocable within sixty (60) days following the date of your Qualifying Termination. If the period during which you could consider and revoke the Release spans two (2) calendar years, payment shall be made as early as practicable in the second calendar year, consistent with Section 4 below. Notwithstanding the foregoing, to the extent any payment under this Agreement is subject to Section 409A and is payable on account of your separation from

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service, and you are a “specified employee” within the meaning of Section 409A at the time of such separation from service, such payment shall be delayed as set forth in Section 4(b).

4.
Code Section 409A.

a.
409A Status. This Agreement is intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury regulations and guidance thereunder (“Section 409A”), including, where applicable, the “short‑term deferral” exemption under Treasury Regulations Section 1.409A‑1(b)(4). The Agreement shall be interpreted and administered consistent with such intent, and each payment hereunder shall be treated as a separate payment for purposes of Section 409A. No payment under this Agreement may be accelerated, deferred, exchanged, or substituted except as permitted under Section 409A. To the extent any payment or benefit under this Agreement is conditioned on your termination of employment, such payment or benefit shall be made only upon your “separation from service” within the meaning of Treasury Regulations Section 1.409A‑1(h). To the extent required to avoid the imposition of taxes and penalties under Section 409A, a Change in Control shall be deemed to occur only if it also constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A‑3(i)(5). The Company shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions for compliance with that section.

b.
Specified Employee Six‑Month Delay. Notwithstanding anything herein to the contrary, to the extent any amount payable under this Agreement on account of your “separation from service” (within the meaning of Section 409A) is subject to Section 409A, and you are a “specified employee” (as determined by the Company in accordance with Section 409A) at the time of such separation from service, then any such payment that would otherwise be made during the six‑month period immediately following your separation from service will be delayed until the first day of the seventh month following your separation from service (or, if earlier, the date of your death), to the extent required to avoid the imposition of taxes and penalties under Section 409A. Any delayed amount shall be paid in a lump sum on such date, and any remaining payments shall be paid at the times otherwise specified herein.

5.
Restrictive Covenants. The Retention Bonus shall be automatically and immediately be forfeited if you violate any of the noncompetition, nonsolicitation and other restrictive covenants contained in an employment agreement or other agreement between the Company or any of its affiliates and you, whether entered into prior to, on, or following the date hereof.

6.
Amendment. The Company reserves the right to amend or modify this Agreement at any time in its sole discretion; provided, however, that no such amendment or modification of the Agreement shall be made that adversely affects your rights under the Agreement without your written consent.

7.
No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company or its affiliates or successors or to interfere in any way with the right of the Company or its affiliates or successors to terminate your employment at-will, at any time, without notice, and for any or no reason.

8.
Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of compensation for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance,

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or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

9.
Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns. The Company’s obligation to pay the Retention Bonus under this Agreement will have been appropriately satisfied if any person that becomes a successor or assign assumes such obligation and pays the Retention Bonus. Other than your rights under this Agreement that are assignable by you to your estate, this Agreement is personal to you and may not be assigned.

10.
Exclusive Venue and Choice of Law. This letter will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles thereof to the extent that they would result in the application of the laws of another jurisdiction. You hereby irrevocably submit to the exclusive jurisdiction of the federal and state courts located in the State of Delaware. You irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any of the aforementioned courts and further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.
Acceptance of Terms and Conditions. This Agreement constitutes the entirety of your agreement with the Company with respect to the matters addressed herein. This Retention Bonus will not be effective and you may not be entitled to receive all or any portion of the Retention Bonus until you have acknowledged and agreed to the terms and conditions set forth herein by executing this Agreement in the space provided below and returning a signed copy of the Agreement to [___________] no later than [DATE].

* * *

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Awarded subject to the terms and conditions stated above:

VERRA MOBILITY CORPORATION

By: ___________________________________________________

Agreed and acknowledged:

Signature	Date

Printed Name

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